                         DURBAN ROODEPOORT DEEP, LIMITED
[GRAPHIC]        (Incorporated in the Republic of South Africa)        [GRAPHIC]
                         Registration No.1895/000926/06
                                ARBN 086 277616
                            JSE trading symbol: DUR
                            ISIN Code: ZAE 000015079
                               Issuer code: DUSM
                          NASDAQ trading symbol: DROOY

       REPORT TO SHAREHOLDERS FOR THE 1ST QUARTER ENDED 30 SEPTEMBER 2003
                           OF THE 2004 FINANCIAL YEAR

                                  GROUP RESULTS

                                   HIGHLIGHTS


                       Safety record continues to improve

                  North West Operations restructuring completed

                        ERPM moves into operating profit

                           Tolukuma resource expansion

                   Acquisition of 20% of Porgera Joint Venture

                                                       QUARTER           QUARTER
                                                      SEP 2003          JUN 2003
                                                      --------          --------
Gold production (attributable)           oz            198 493           207 725
                                         kg              6 174             6 461

Cash operating costs                   US$/oz              378               352
                                        R/kg            90 520            87 368

Gold price received                    US$/oz              362               348
                                        R/kg            86 625            86 348

Capital expenditure                     US$ m              4.7               3.3
                                         R m              35.0              24.9

                                      STOCK

ISSUED CAPITAL                               STOCK TRADED                                      JSE    NASDAQ  FRANKFURT
                                                                                               ---    ------  ---------
211 402 045 ordinary no par value shares     Ave. volume for the quarter per day (000)         123     4 165        165

5 000 000 cumulative preference shares       % of issued stock traded (annualised)             15%      514%        20%

                                             Price                       - High            R 26.50  USD 3.54  Euro 2.95
                                                                         - Low             R 16.51  USD 2.20  Euro 2.04
                                                                         - Close           R 20.71  USD 2.86  Euro 2.53

                                                 ADDRESS DETAILS

REGISTERED OFFICE :          SHARE TRANSFER SECRETARIES :   UNITED KINGDOM REGISTRARS :           DEPOSITORY BANK :
45 Empire Road, Parktown,    Ultra Registrars (Pty) Ltd,    St. James' Corporate Services Ltd,    American Depository Receipts,
South Africa                 PO Box 4844,                   6 St. James' Place,                   The Bank of New York,
PO Box 390,                  Johannesburg 2000,             London                                Shareholders Relations Department,
Maraisburg 1700,             South Africa                   SW IA INP                             101 Barclay Street,
South Africa                                                                                      New York, NY 10296

                           FORWARD LOOKING STATEMENTS

Some of the information in this voluntary announcement, contain projections or other forward looking statements regarding future events or other future performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially due to such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations and mining risks. We undertake no obligation to publicly release results of any of these forward looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

                             LETTER TO SHAREHOLDERS

DEAR SHAREHOLDER

OVERALL PERFORMANCE

The gold price received was substantially unchanged quarter on quarter, with the rise in the dollar price offset by a stronger Rand. Gold production increased at most operations, except for the North West Operations where a 14% reduction from underground feed resulted from the 60-day review process and restructuring exercise. This exercise has now been completed and some 3 000 employees have been retrenched at a cost of R39.5 million (US$ 5.4 million). Cash operating unit costs increased by 3.6% in Rand terms due to the annual wage increase which was effective from 1 July 2003. A two-year agreement has been signed with all unions and associations. The average increase for the current year will be 9.2%.

OVERALL PERFORMANCE

Our principal focus has been on turning around the North West Operations. This has been achieved without resort to industrial action and the co-operation of all parties in the review process has been much appreciated. The result has been a reduction in wage costs to 44% of the total working costs, and a reduction of 26% in monthly working costs, from R 106 million (US$ 14 million) in July 2003 to R 78 million (US$ 11 million) in October 2003. The new production profile will be 5% lower. Development and opening up of ore reserves have not been compromised in the process and the mine's life remains at 15 years as a result.

DRD has a 40% stake in the Crown Gold Recoveries joint venture with Khumo Bathong Holdings and manages the ERPM mine and Crown surface retreatment operations on behalf of the joint venture. ERPM's gold production build up continued with a 34% increase on the previous quarter and the mine reported its first cash operating profit since its acquisition a year ago. Potential for open-pit mining is being examined.

Blyvoor recovered some of the lost ground from the previous quarter. Progress on the No 4 and 5 slimes dam project is on track. The budgeted cost of the project is R 45 million (US$ 6 million) and will come into production in January 2004 at a rate of 240 000 tonnes per month. Some 27.2 million tonnes of slime are available at an average delivered grade of 0.568 grams per tonne. Underground feed is still being restricted by ore pass constraints, and around 1A sub shaft, approximately 10 000 tonnes of broken rock is still in circuit. A mid-shaft loading arrangement is being installed in the shaft to relieve the constraint and will be operational in December 2003.

At Tolukuma, production was stable, but logistics costs impacted negatively on costs. Mining of the newly discovered Zine Vein on surface is continuing and exploration for the underground extention is showing encouraging results. Zine accounted for an additional 2 000 ounces of the gold this quarter.

FINANCIAL

The cash operating loss of R 21 million (US$ 2.7 million) is due to the loss of R 41.8 million (US$ 5.6 million) incurred at the North West Operations. All other operations recorded cash operating profits. The purpose of the North West Operations restructure is to return the mine to profit and to restore a meaningful margin to shareholders.

Cash and cash equivalents increased to R 612 million (US$ 86 million) from R 332 million (US$ 44 million), mainly as a result of the capital raising completed during the quarter. New shares were issued to Investec Bank on 9 September 2003 (18 million shares) and on 12 September 2003 (9 million shares), at an average price of R 17.86 (US$ 2.40) and R 17.94 (US$ 2.42) respectively, raising a total of R 483 million (US$ 64 million). The proceeds from the placements are to be used for the North West Operations restructuring costs and to substantially fund the purchase price for the 20% stake in the Porgera Joint Venture (see Acquisition, below), as well as for general working capital requirements.

In addition, during the quarter, cash resources were used to reduce debt by R 118 million (US$ 16 million). As a result of the above activities, the current ratio has increased to 1.85 (1.09), while shareholders' equity has more than doubled to R 798 million (US$ 111 million) from R 359 million (US$ 48 million). Our interest-bearing debt : equity ratio improved to 66% (173%), while our interest-bearing debt : market capitalization improved to 11% (15%).

ACQUISITION

On 14 October 2003 we announced that an agreement had been reached to acquire Oil Search Limited's interest in the Porgera Joint Venture in Papua New Guinea at a cost of US$ 73.8 million. We refer you to the detailed announcement issued on 14 October 2003 regarding the acquisition. On completion, this will increase DRD's attributable annual gold production from the Australasian region from 90 000 ounces to 260 000 ounces.

MANAGEMENT

We are pleased to announce the appointment of Andrea Townsend as Group Company Secretary and Wayne Koonin as Divisional Director Group Finance.

COMPLIANCE

I am pleased to report on a continued improvement in our safety performance. The lost time injury rate has improved by 10% to 8.63, with the reportable frequency rate improving by 5% to 3.65 and the fatality injury frequency rate at 0.24, an improvement of 44%.

In September 2003, the Department of Environment and Conservation and the Provincial Health Department in Papua New Guinea reported on its water quality and health investigations at DRD's operations in that country. It was found that all test results were within compliance limits and that there was no connection between regional health issues and the operation of the mine. We will continue to monitor our environment and the roll-out of our local community programmes in the area.

OUTLOOK

Prospects for the immediate future will depend on the Rand/Dollar exchange rate. We have closed high-cost capacity at the North West Operations and seeking to add lower cost production to the portfolio in Papua New Guinea. We continue to diversify our asset base, and it is expected that a greater proportion of our earnings and cash flow will be derived from outside South Africa from the next quarter.

In spite of the cost of restructuring our North West Operations and the job losses that unfortunately resulted from this, DRD has nevertheless made a valuable contribution both to the South African economy and the gold market as a whole. During the last three years we have created more than 6000 jobs on our South African operations, while our localization programmes in Papua New Guinea have taken the representation of nationals in the Tolukuma workforce to more than 95%. While we are still one of the most marginal gold producers in the industry at the current exchange rate, the recent acquisition of the stake in the Porgera Joint Venture will provide a sustainable cash flow to support our value creative strategy. We are confident that the gold price trend will continue upward, at which point our gearing to gold will become evident.

MARK WELLESLEY-WOOD
Chairman and Chief Executive Officer                             23 October 2003

        INCORPORATING THE RESULTS OF ALL DURBAN ROODEPOORT DEEP, LIMITED
      SUBSIDIARIES, INCLUDING BLYVOORUITZICHT GOLD MINING COMPANY LIMITED,
       BUFFELSFONTEIN GOLD MINES LIMITED, WEST WITWATERSRAND GOLD HOLDINGS
       LIMITED, HARTEBEESTFONTEIN GOLD MINE (A DIVISION OF BUFFELSFONTEIN
                              GOLD MINES LIMITED),
         DRD AUSTRALASIA AND DOME RESOURCES NL ON A CONSOLIDATED BASIS.
      THE RESULTS OF CROWN GOLD RECOVERIES (PTY) LTD WHICH INCLUDE THE EAST
      RAND PROPRIETARY MINES LIMITED ARE ACCOUNTED FOR ON THE EQUITY BASIS.

          THE FINANCIAL STATEMENTS BELOW ARE PREPARED IN ACCORDANCE TO
        GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF
         AMERICA (US GAAP). THE ACCOUNTING POLICIES ARE, IN ALL MATERIAL
        RESPECTS, CONSISTENT WITH THE ANNUAL FINANCIAL STATEMENTS FOR THE
                            YEAR ENDED 30 JUNE 2003.

                              FINANCIAL PERFORMANCE

 QUARTER        QUARTER                                                                             QUARTER       QUARTER
JUN 2003       SEP 2003                                                                            SEP 2003      JUN 2003
     352            378         $/oz                 Cash costs                         R/kg          90 520        87 368
    (0.9)          (2.7)     $ million           Cash operating loss                 R million         (21.0)         (7.6)
     1.1           (9.5)     $ million            Net (loss)/profit                  R million         (70.1)         12.7
    32.7           35.1      $ million    Deferred financial liability (Eskom)       R million         250.8         244.4
    16.5            9.5      $ million          Interest-bearing debt                R million          67.8         123.0
    66.7           63.9      $ million            Convertible bond                   R million         457.1         498.8
     6.4           48.7      $ million           Net current assets                  R million         348.8          48.7
   242.5          297.5      $ million              Total assets                     R million       2 128.4       1 811.7
   464.2          604.6      $ million          Market capitalization                R million       4 378.1       3 555.5

                        GROUP INCOME STATEMENTS - US GAAP

The US GAAP financial information has been restated to reflect the immediate expense on acquisition of the Argonaut mineral rights during the year ended June 30, 1998.

            (US$ M)                      FINANCIAL RESULTS                                                      (R M)
 QUARTER             QUARTER             (UNAUDITED)                                                QUARTER               QUARTER
JUN 2003                                                                                                                 JUN 2003
RESTATED            SEP 2003                                                                       SEP 2003              RESTATED
                                         REVENUES
    64.4                62.8                Product sales (Gold revenue)                              467.5                 497.7
   (67.6)              (68.4)            COST AND EXPENSES                                           (509.1)               (518.0)
   (66.4)              (66.8)               Production costs                                         (497.5)               (509.1)
    (0.5)               (1.2)               Movement in gold in process                                (8.9)                 (3.4)
    (0.7)               (0.4)               Movement in rehabilitation provision                       (2.7)                 (5.5)
                                         OTHER OPERATING EXPENSES
    (4.7)               (3.3)               Depreciation and amortization                             (24.7)                (36.4)
   (12.5)                0.1                Impairment of assets                                        0.7                 (98.2)
    (1.5)               (5.4)               Employment termination costs                              (39.5)                (11.6)
    (0.7)               (0.5)               Management and consulting fees                             (3.4)                 (5.7)
    10.4                (3.6)               (Loss)/profit on financial instruments                    (27.1)                 84.8
     2.7                   -                Profit on sale of investments                                 -                  17.8
    (2.3)               (3.1)            ADMINISTRATION AND GENERAL CHARGES                           (22.9)                (17.5)
    (1.2)               (0.5)               Stock based compensation costs                             (3.6)                (10.0)
    (1.1)               (2.6)               Administration and general charges                        (19.3)                 (7.5)
   (11.8)              (21.4)            NET OPERATING LOSS                                          (158.5)                (87.1)
     2.4                 1.6                Investment income                                          11.7                  18.8
     1.1                 0.8                Other income                                                6.2                   8.5
                                         FINANCE COST
    (2.6)               (1.8)               Interest expense                                          (13.6)                (20.7)
--------            --------                                                                       --------              --------
   (10.9)              (20.8)            LOSS BEFORE TAXATION                                        (154.2)                (80.5)
    (3.6)                  -                Loss from associate                                           -                 (27.8)
     0.1                   -                Income and mining tax benefit                                 -                   0.9
    15.5                11.3                Deferred taxation benefit                                  84.1                 120.1
--------            --------                                                                       --------              --------
     1.1                (9.5)            NET (LOSS)/PROFIT APPLICABLE TO SHAREHOLDERS                 (70.1)                 12.7
--------            --------                                                                       --------              --------
     0.2                (5.0)            Basic (loss)/earnings per share (cents)                      (36.8)                  6.9
     0.2                (5.0)            Diluted (loss)/earnings per share (cents)                    (36.8)                  6.8

CONVERSION FACTORS                                       US/SA GAAP RECONCILIATION

Balance Sheet : 30 Sep 03         US$1 =   R 7.1538                                                                 (R M)
Income Statement average for :                                                                               QUARTER      QUARTER
                     Jul-03       US$1 =   R 7.5654      Reconciliation of net (loss)/profit to SA GAAP                  JUN 2003
                     Aug-03       US$1 =   R 7.4048                                                         SEP 2003     RESTATED
                     Sep-03       US$1 =   R 7.3472
             Sep-03 quarter       US$1 =   R 7.4402      Net (loss)/profit determined under US GAAP            (70.1)        12.7
                                                         Adjusted for:
SHARE OPTION SCHEME                                        Financial instruments                                (3.2)       (30.3)
                                                           Depreciation of mineral rights                       (2.8)        (2.8)
The following summary
provides information in                                    Accounting for business combinations                  0.4          0.4
respect of the Durban
Roodepoort Deep (1996)                                     Stock based compensation costs                        3.6         10.0
Share Option Scheme as
at 30 September 2003:                                      Fair value adjustment on investments                 26.4          1.4
                                                           Deferred taxation on adjustments                     (0.1)        (3.2)
                                                                                                            --------     --------
Number of options in issue :            6 027 733        Effect of US GAAP adjustments                          24.3        (24.5)
                                                                                                            --------     --------
Number of options currently vested :    1 578 883        Net loss determined under SA GAAP                     (45.8)       (11.8)
                                                                                                            --------     --------

THE FINANCIAL STATEMENTS BELOW ARE PREPARED IN ACCORDANCE TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (US GAAP). THE ACCOUNTING POLICIES ARE, IN ALL MATERIAL RESPECTS, CONSISTENT WITH THE ANNUAL FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2003.

                         GROUP BALANCE SHEETS - US GAAP

          (US$ M)           ABRIDGED                                                           (R M)
   QUARTER       QUARTER    (UNAUDITED)                                               QUARTER         QUARTER
  JUN 2003                                                                                           JUN 2003
  RESTATED      SEP 2003                                                             SEP 2003        RESTATED
                            ASSETS
      75.4         105.8    CURRENT ASSETS                                              756.9           563.8
      44.4          85.5    Cash and equivalents                                        611.6           331.8
      23.1          13.5    Receivables                                                  96.8           172.9
       7.9           6.8    Inventories                                                  48.5            59.1
      76.9          81.6    MINING ASSETS                                               583.5           573.9
     219.8         234.4    Cost                                                      1 676.6         1 641.6
    (142.9)       (152.8)   Accumulated depreciation & amortization                  (1 093.1)       (1 067.7)
      90.2         110.1    OTHER ASSETS                                                788.0           674.0
      55.4          69.6    Deferred income and mining taxes                            498.0           413.9
      34.8          40.5    Non-current assets                                          290.0           260.1
  --------      --------                                                             --------        --------
     242.5         297.5    TOTAL ASSETS                                              2 128.4         1 811.7
  --------      --------                                                             --------        --------
                            LIABILITIES & STOCKHOLDERS' EQUITY
      69.0          57.1    CURRENT LIABILITIES                                         408.1           515.1
       3.9           0.4    Bank overdraft                                                2.6            29.1
      50.0          51.1    Accounts payable and accrued liabilities                    365.5           373.2
      15.1           5.6    Short term portion of long term loans                        40.0           112.8
       5.7           5.6    LONG TERM LOANS                                              39.8            42.5
      62.4          62.2    CONVERTIBLE LOAN NOTE                                       445.1           466.5
      32.7          35.1    DEFERRED FINANCIAL LIABILITY                                250.8           244.4
      24.6          26.1    PROVISION-ENVIRONMENTAL REHABILITATION                      186.5           184.0

      48.1         111.4    SHAREHOLDERS' EQUITY                                        798.1           359.2
                            AUTHORISED
                            300 000 000 ordinary no par value shares
                            5 000 000 cumulative preference shares
                            ISSUED
                            211 402 045 ordinary no par value shares
                            5 000 000 cumulative preference shares
     360.3         424.3    Stated capital                                            2 684.5         2 200.9
      37.7          38.2    Additional paid in capital                                   90.3            86.7
       0.1           0.1    Cumulative preference shares                                  0.5             0.5
    (305.0)       (314.5)   Accumulated loss                                         (2 001.6)       (1 931.5)
     (45.0)        (36.7)   Other comprehensive income                                   24.4             2.6
  --------      --------                                                             --------        --------
     242.5         297.5    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                  2 128.4         1 811.7
  --------      --------                                                             --------        --------

                    CHANGES IN SHAREHOLDERS' EQUITY - US GAAP
         (US$ M)            (UNAUDITED)                                                       (R M)
   QUARTER       QUARTER                                                              QUARTER         QUARTER
  JUN 2003                                                                                           JUN 2003
  RESTATED      SEP 2003                                                             SEP 2003        RESTATED
      48.9          48.1    Shareholders' equity at the beginning of the period         359.2           392.2
      (4.5)            -    Prior period adjustment (Argonaut mineral rights)               -           (36.1)
  --------      --------                                                             --------        --------
      44.4          48.1    Shareholders' equity at the beginning of the period         359.2           356.1
                            as restated
       1.4          64.5    Share capital issued                                        487.2            11.4
         -          63.8         - for cash                                             482.9               -
       0.2           0.2         - for share options exercised                            0.7             1.4
       1.2           0.5         - for stock based compensation                           3.6            10.0
       2.3          (1.2)   Movement in retained income                                 (48.3)           (8.3)
       1.1          (9.5)        - (loss)/profit applicable to shareholders             (70.1)           12.7
       0.1           3.6         - mark-to-market on investments                         26.4             1.4
       1.1           4.7         - currency adjustments and other                        (4.6)          (22.4)
      48.1         111.4    Shareholders' equity at the end of the period               798.1           359.2
  --------      --------                                                             --------        --------

                           GROUP CASH FLOW STATEMENTS
          (US$ M)           ABRIDGED                                                          (R M)
   QUARTER       QUARTER    (UNAUDITED)                                               QUARTER         QUARTER
  JUN 2003      SEP 2003                                                             SEP 2003        JUN 2003
     (14.6)         (6.4)    Net cash out flow from operating activities                (47.9)         (112.8)
       0.4           1.4     Net cash in flow from investing activities                  10.5             3.3
     (13.4)         44.0     Net cash in/(out) flow from financing activities           327.2          (103.9)
  --------      --------                                                             --------        --------
     (27.6)         39.0     Net increase/(decrease) in cash & equivalents              289.8          (213.4)
       8.9           2.1     Translation adjustment                                     (10.0)           39.6
      63.1          44.4     Cash and equivalents at beginning of period                331.8           505.6
  --------      --------                                                             --------        --------
      44.4          85.5     Cash and equivalents at end of period                      611.6           331.8
  --------      --------                                                             --------        --------

        INCORPORATING THE RESULTS OF ALL DURBAN ROODEPOORT DEEP, LIMITED
      SUBSIDIARIES, INCLUDING BLYVOORUITZICHT GOLD MINING COMPANY LIMITED,
       BUFFELSFONTEIN GOLD MINES LIMITED, WEST WITWATERSRAND GOLD HOLDINGS
       LIMITED, HARTEBEESTFONTEIN GOLD MINE (A DIVISION OF BUFFELSFONTEIN
                              GOLD MINES LIMITED),
         DRD AUSTRALASIA AND DOME RESOURCES NL ON A CONSOLIDATED BASIS.
        THE RESULTS OF CROWN GOLD RECOVERIES (PTY) LTD WHICH INCLUDE THE
          EAST RAND PROPRIETARY MINES LIMITED ARE ACCOUNTED FOR ON THE
                                  EQUITY BASIS.

       THE FINANCIAL STATEMENTS BELOW ARE PREPARED ON THE HISTORICAL COST
       BASIS AND IN ACCORDANCE WITH SOUTH AFRICAN STATEMENTS OF GENERALLY
      ACCEPTED ACCOUNTING PRACTICE (SA GAAP). THE ACCOUNTING POLICIES ARE,
         IN ALL MATERIAL RESPECTS, CONSISTENT WITH THE ANNUAL FINANCIAL
                   STATEMENTS FOR THE YEAR ENDED 30 JUNE 2003.

                        GROUP INCOME STATEMENTS - SA GAAP

FINANCIAL RESULTS                                                                           (R M)
(UNAUDITED)                                                                        QUARTER           QUARTER
                                                                                  SEP 2003          JUN 2003
Gold revenue                                                                         467.5             497.7
Cash operating costs                                                                (488.5)           (505.3)
                                                                               -----------       -----------
CASH OPERATING LOSS                                                                  (21.0)             (7.6)
Other expenses - net                                                                 (20.9)            (17.4)
Business development                                                                  (1.5)             (4.2)
Care and maintenance costs                                                            (2.5)             (3.3)
                                                                               -----------       -----------
CASH LOSS FROM OPERATIONS                                                            (45.9)            (32.5)
Retrenchment costs                                                                   (39.5)            (11.6)
Investment income                                                                     11.7              16.2
Interest paid                                                                        (13.6)            (15.6)
                                                                               -----------       -----------
NET CASH OPERATING LOSS                                                              (87.3)            (43.5)
Rehabilitation                                                                        (2.7)             (5.2)
Depreciation                                                                         (27.0)            (43.5)
(Loss)/gain on financial instruments                                                  (4.6)             54.7
Gold in process                                                                       (8.9)             (7.7)
                                                                               -----------       -----------
LOSS BEFORE TAXATION                                                                (130.5)            (45.2)
Loss from associate                                                                      -             (30.6)
Taxation                                                                                 -              (0.2)
Deferred taxation charge                                                              84.0             175.7
                                                                               -----------       -----------
(LOSS)/PROFIT AFTER TAXATION                                                         (46.5)             99.7
Exceptional items                                                                      0.7            (111.5)
                                                                               -----------       -----------
NET LOSS                                                                             (45.8)            (11.8)
                                                                               -----------       -----------
HEADLINE (LOSS)/EARNINGS PER SHARE-CENTS                                             (24.4)             54.2
BASIC LOSS PER SHARE-CENTS                                                           (24.1)             (6.4)
Calculated on the Weighted Average Ordinary Shares Issued of :                  90 437 051       184 091 468
DILUTED HEADLINE (LOSS)/EARNINGS PER SHARE-CENTS                                     (24.4)             53.9
DILUTED BASIC LOSS PER SHARE-CENTS                                                   (24.1)             (6.4)

                         CHANGES IN SHAREHOLDERS' INTEREST - SA GAAP
(UNAUDITED)                                                                                 (R M)
                                                                                   QUARTER           QUARTER
                                                                                  SEP 2003          JUN 2003
Shareholders' interest at the
beginning of the period                                                              456.1             493.5

Share capital issued                                                                 483.4               6.8
- for cash                                                                           482.9                 -
- for share options exercised                                                          0.7               1.4
- for equity portion of convertible note                                              (0.2)              5.4
Movement in retained income                                                          (45.8)            (11.8)
Currency adjustments and other                                                        (2.5)            (32.4)
                                                                               -----------       -----------
Shareholders' interest at the end of the period                                      891.2             456.1
                                                                               -----------       -----------

                               INVESTOR RELATIONS

For further information, contact Ilja Graulich at :

          Tel: (+27-11) 381-7800, Fax: (+27-11) 482-4641,
          e-mail: graulich@drd.co.za,
          web site: http://www.durbans.com
          45 Empire Road,
          Parktown, South Africa.

          P O Box 390,
          Maraisburg 1700,
          South Africa.

                     GROUP BALANCE SHEETS - SA GAAP

ABRIDGED                                                                                      (R M)
(UNAUDITED)                                                                          QUARTER          QUARTER
                                                                                    SEP 2003         JUN 2003
EMPLOYMENT OF CAPITAL

Net mining assets                                                                      585.8            578.5
Investments                                                                            154.2            126.4
Environmental Trust funds                                                              135.7            133.7
Deferred mining and income taxes                                                       498.3            414.3
Current assets                                                                         756.9            563.8
Inventories                                                                             48.5             59.1
Trade and other receivables                                                             96.8            172.9
Cash and equivalents                                                                   611.6            331.8
                                                                                 -----------      -----------
                                                                                     2 130.9          1 816.7
                                                                                 -----------      -----------
CAPITAL EMPLOYED

Shareholders' equity                                                                   891.2            456.1
Borrowings                                                                             394.2            387.5
Deferred financial liability                                                           250.8            244.4
Rehabilitation                                                                         186.5            184.0
Other non-current liabilities                                                           74.0             73.2
Current liabilities                                                                    334.2            471.5
Trade and other payables                                                               294.2            329.1
Current portion of borrowings                                                           40.0            142.4
                                                                                 -----------      -----------
                                                                                     2 130.9          1 816.7
                                                                                 -----------      -----------

                  GROUP CASH FLOW STATEMENTS - SA GAAP
ABRIDGED                                                                                      (R M)
(UNAUDITED)                                                                          QUARTER          QUARTER
                                                                                    SEP 2003         JUN 2003
Net cash out flow from operating activities
before working capital changes                                                         (88.5)           (87.6)
Working capital changes                                                                 40.6            (25.2)
Net cash in flow from investing activities                                              10.5              3.3
Net cash in/(out) flow from financing activities                                       327.2           (103.9)
Increase/(decrease) in cash & equivalents                                              289.8           (213.4)
Translation adjustment                                                                 (10.0)            39.6

Opening cash and equivalents                                                           331.8            505.6
                                                                                 -----------      -----------
Closing cash and equivalents                                                           611.6            331.8
                                                                                 -----------      -----------

                      DIRECTORS - (*BRITISH)(**AUSTRALIAN)

EXECUTIVES :
MM Wellesley-Wood (Chairman and Chief Executive Officer)*
IL Murray (Deputy Chief Executive Officer and Chief Financial Officer)

NON-EXECUTIVES :
MP Ncholo ; RP Hume ; GC Campbell* ; DC Baker** ; Prof D Blackmur**

ALTERNATES :
A Lubbe ; D van der Mescht

Group Company Secretary : AI Townsend

                       KEY OPERATING AND FINANCIAL RESULTS

                                                        CROWN GOLD RECOVERIES   ATTRIBUTABLE       BLYVOOR          NORTH WEST
                                                        CROWN         ERPM        TO DRD       UNDER-   SURFACE  UNDER-    SURFACE
                                                       SECTION      SECTION     (40% OF CGR)   GROUND            GROUND
US$/IMPERIAL

Ore milled - t'000                      SEP 03 QTR     2 791          172            1 184       245      428       532        812
                                        Jun 03 Qtr     2 954          163            1 246       232      452       670      1 411

Gold produced - ounces                  SEP 03 QTR    32 794       29 643           24 975    51 796    9 227    73 657     17 555
                                        Jun 03 Qtr    33 822       22 183           22 402    49 127    9 195    85 580     16 312

Yield - ounces per ton                  SEP 03 QTR     0.012        0.172            0.021     0.211    0.022     0.138      0.022
                                        Jun 03 Qtr     0.011        0.136            0.018     0.212    0.020     0.128      0.012

Cash operating cost - US$/oz            SEP 03 QTR       323          352         NA             346      342       466        242
                                        Jun 03 Qtr       303          449         na             324      355       407        276

Cash operating cost - US$/ton           SEP 03 QTR         4           61         NA              73        7        65          5
                                        Jun 03 Qtr         3           61         na              69        7        52          3

Cash operating profit/(loss) - US$ m    SEP 03 QTR       1.3          0.3         NA             0.8      0.3      (7.6)       2.0
                                        Jun 03 Qtr       1.6         (2.2)        na             1.2        -      (4.8)       1.1

ZAR/METRIC

Ore milled - t'000                      SEP 03 QTR     2 532          156            1 075       222      388       483        737
                                        Jun 03 Qtr     2 680          148            1 131       211      410       607      1 281

Gold produced - kg                      SEP 03 QTR     1 020          922              777     1 611      287     2 291        546
                                        Jun 03 Qtr     1 052          690              697     1 528      286     2 662        507

Yield - g/tonne                         SEP 03 QTR      0.40         5.91             0.72      7.26     0.74      4.74       0.74
                                        Jun 03 Qtr      0.39         4.66             0.62      7.24     0.70      4.39       0.40

Cash operating cost - R/kg              SEP 03 QTR    77 185       84 185         NA          82 853   81 937   111 531     58 126
                                        Jun 03 Qtr    75 206      111 528         na          80 488   88 297   101 038     68 574

Cash operating cost - R/tonne           SEP 03 QTR        31          498         NA             601       61       529         43
                                        Jun 03 Qtr        30          520         na             583       62       443         27

Cash operating profit/(loss) - R m      SEP 03 QTR       9.6          2.5         NA             6.1      1.3     (57.3)      15.5
                                        Jun 03 Qtr      12.3        (16.7)        na             9.8     (1.0)    (37.3)       8.9



CAPITAL EXPENDITURE                      QUARTER        CROWN GOLD RECOVERIES                      BLYVOOR         NORTH WEST
                                                        US$ m          R m                       US$ m    R m      US$ m    R m
Net Outflow                             SEP 03 QTR       1.5         10.9                        2.4       18.1     1.6     11.8
                                        Jun 03 Qtr       1.3         10.7                        1.4       11.0     1.7     12.7



                                                                        TOTAL                 DIS-             TOTAL
                                                                         DRD               CONTINUED            DRD
                                                       TOLUKUMA       OPERATIONS            OPERATION       ATTRIBUTABLE
US$/IMPERIAL
Ore milled - t'000                       SEP 03 QTR         48            3 249                    -            3 249
                                         Jun 03 Qtr         50            4 061                  378            4 439

Gold produced - ounces                   SEP 03 QTR     21 283          198 493                    -          198 493
                                         Jun 03 Qtr     21 219          203 835                3 890          207 725

Yield - ounces per ton                   SEP 03 QTR      0.443            0.061                    -            0.061
                                         Jun 03 Qtr      0.424            0.050                0.010            0.047

Cash operating cost - US$/oz             SEP 03 QTR        280              378                    -              378
                                         Jun 03 Qtr        250              352                  410              353

Cash operating cost - US$/ton            SEP 03 QTR        124               32                    -               32
                                         Jun 03 Qtr        106               23                    4               20

Cash operating profit/(loss) - US$ m     SEP 03 QTR        1.8             (2.7)                   -             (2.7)
                                         Jun 03 Qtr        1.8             (0.7)                (0.2)            (0.9)

ZAR/METRIC

Ore milled - t'000                       SEP 03 QTR         44            2 949                    -            2 949
                                         Jun 03 Qtr         45            3 685                  343            4 028

Gold produced - kg                       SEP 03 QTR        662            6 174                    -            6 174
                                         Jun 03 Qtr        660            6 340                  121            6 461

Yield - g/tonne                          SEP 03 QTR      15.05             2.09                    -             2.09
                                         Jun 03 Qtr      14.67             1.72                 0.35             1.60

Cash operating cost - R/kg               SEP 03 QTR     66 905           90 520                    -           90 520
                                         Jun 03 Qtr     62 198           87 368              101 306           87 661

Cash operating cost - R/tonne            SEP 03 QTR      1 007              261                    -              261
                                         Jun 03 Qtr        912              193                   36              174

Cash operating profit/(loss) - R m       SEP 03 QTR       13.4            (21.0)                   -            (21.0)
                                         Jun 03 Qtr       14.1             (5.5)                (2.1)            (7.6)


CAPITAL EXPENDITURE                      QUARTER          TOLUKUMA                          TOTAL DRD
                                                        US$ m       R m                US$ m          R m
Net Outflow                              SEP 03 QTR    0.6        4.7                4.7            35.0
                                         Jun 03 Qtr    2.0       15.6                3.3            24.9